Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Vice President-Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
May 8, 2023
American Equity Reports Strong Earnings Driven by Ramping Private Asset Allocation to 24% while Growing Total Sales to $1.4 Billion
Company Highlights
•Q1 2023 net loss available to common stockholders of $(166.9) million, or $(2.00) per diluted common share compared to net income of $668.5 million, or $6.83 per diluted common share for Q1 2022 restated for the adoption of Accounting Standards Update 2018-12 — more commonly known as Long Duration Targeted Improvements or LDTI.
•Non-GAAP operating income available to common stockholders1 for the first quarter 2023 was $124.3 million, or $1.47 per diluted common share; Notable items2 negatively impacted results in the quarter by $9.6 million, or $0.11 per share, after-tax.
•On a trailing twelve-month basis GAAP return on equity of 30.1% and non-GAAP operating return on equity1 of 13.0%
•Total sales4 of $1.4 billion including almost $1 billion of FIA sales reflecting a sequential quarterly sales increase of 23%
•Private asset deployment ramp continues with approximately $1.3 billion sourced in the quarter, bringing total portfolio allocation to 24%
•Ceded $634 million of flow reinsurance to reinsurance partners creating "fee-like" revenues and growing account value subject to recurring fees to $10.2 billion

WEST DES MOINES, Iowa (May 8, 2023) – American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities (FIAs), today reported its first quarter 2023 results. Investment spread increased from the fourth quarter of 2022, while sales momentum continued in both the independent agent channel and bank and broker-dealer channel.
American Equity's President and CEO, Anant Bhalla stated: "Our strong first quarter results across all aspects of our Virtuous Flywheel reflect the power of AEL 2.0 as it gains momentum. Strong new money yields enabled by our robust asset sourcing capabilities and reinsurance structures empowered the front-end of the Flywheel to sell nearly $1.4 billion of annuities. I am thankful to our American Equity teammates and our partners in the AEL Network who have embraced our ways of working to deliver financial dignity to our retail clients and be the partner of choice to our distribution partners and advisors."

With regard to the macro-economic outlook, Bhalla continued, “We opportunistically repurchased $253 million of shares in the first quarter while maintaining a fortress balance sheet. Our excess capital position as of March 31, was $650 million. In this current economic environment, we are extremely vigilant with regards to prudent balance sheet management and identification of both risks and opportunities in these turbulent markets. We remain confident in our ability to return capital to shareholders and selectively source private assets at very attractive risk-adjusted returns for all stakeholders."
Non-GAAP operating income available to common stockholders1 for the first quarter of 2023 was $124.3 million, or $1.47 per diluted common share, compared to non-GAAP operating income available to common stockholders1 of $107.1 million, or $1.09 per diluted common share for the first quarter of 2022, restated for the adoption of Accounting Standards Update 2018-12 — more commonly known as Long Duration Targeted Improvements or LDTI. For the first quarter of 2023, non-GAAP operating income available to common stockholders1 included notable items2 of $9.6 million, or $0.11 per share, after taxes. There were no notable items2 affecting results for the first quarter of 2022.
The year-over-year change in quarterly non-GAAP operating income available to common stockholders1 excluding the impact of notable items2 reflects improved investment spread, increased recurring fee revenue related to reinsurance and a decrease in the change in the Market Risk Benefit (MRB) liability.
For the first quarter of 2023, net investment income fell by $10 million to $559 million when adjusted to reflect non-GAAP operating income available to common stockholders1. This $10 million decrease reflects a decline in average investments primarily due to $3.8 billion of invested assets transferred as a result of an in-force reinsurance transaction effective October 3, 2022 with 26North Re, offset in part by improved investment yields resulting from attractive new money rates, the effect of higher short term rates on our floating rate portfolio and the increase in portfolio allocation to privately sourced assets to 24.2%. The contribution to net investment income from partnerships and other mark-to-market investments for the first quarter of 2023 was $21 million less than expected as actual returns were below those used in our investment projections.
Compared to the first quarter of 2022, the change in the MRB liability decreased by $26 million to $47 million when adjusted to reflect non-GAAP operating income available to common stockholders1. This $26 million decrease reflects a $7 million benefit from the fourth quarter 2022 in-force reinsurance transaction which is captured in a $35 million decline in expense associated with adverse experience and a $10 million positive change in the amortization of net deferred capital market impacts, offset in part by a $20 million increase in the interest accrued on the MRB balance. First quarter 2023 change in MRB liability adjusted to reflect non-GAAP operating income available to common stockholders1 was $8 million higher than expected due to $2 million in adverse experience, $3 million of expense associated with model true-ups, and $3 million less from the amortization of net deferred capital market impacts due mostly to a decrease in interest rates during the quarter.
Compared to the first quarter of 2022, amortization of deferred policy acquisition and sales inducement cost decreased $3 million to $115 million reflecting a $5 million reduction from the fourth quarter 2022 in-force reinsurance transaction. Amortization in the first quarter of 2023 included $1 million of expense associated with new sales.
As of March 31, 2023, account value of business ceded subject to fee income was $10.2 billion, up from $9.6 billion at the end of 2022. Flow reinsurance ceded subject to fee income in the first quarter of 2023 totaled $634 million of account value. Revenue associated with recurring fees under reinsurance agreements for the first quarter of 2023 totaled $22 million compared to $9 million for the first quarter of 2022 when adjusted to reflect non-

GAAP operating income available to common stockholders1. Growth in ceded account value and a positive $1 million true-up associated with the final settlement of the fourth quarter reinsurance transaction contributed to the increase in revenues.
Other operating costs and expenses for the first quarter of 2023 of $74 million included our single notable item2 in the quarter of $12 million, pre-tax, to reflect expense associated with the strategic incentive compensation award made in November of last year.
The effective tax rate on pre-tax operating income available for common stockholders1 for the first quarter of 2023 was 24.4%. Tax expense in the quarter included a $6 million true-up related to 2022 which contributed approximately 300 basis points to the effective tax rate.
INVESTMENT SPREAD INCREASES AS STRONG ORIGINATION OF PRIVATE ASSETS CONTINUES
American Equity’s investment spread was 2.67% for the first quarter of 2023 compared to 2.54% for the fourth quarter of 2022 and 2.51% for the first quarter of 2022. Adjusted investment spread excluding non-trendable items3 increased to 2.67% in the first quarter of 2023 from 2.53% in the fourth quarter of 2022.
Average yield on invested assets was 4.48% in the first quarter of 2023 compared to 4.30% in the fourth quarter of 2022. The average adjusted yield on invested assets excluding non-trendable items3 was 4.48% in the first quarter of 2023 compared to 4.29% in the fourth quarter of 2022. Below expected returns on mark-to-market assets reduced the portfolio yield by 17 basis points in the first quarter of 2023 compared to nine basis points in the fourth quarter of 2022. The benefit to the investment portfolio from higher short-term rates on floating rate investments was 7 basis points in the first quarter.
During the quarter, investment asset purchases totaled $2.1 billion and were made at an average rate of 7.19%, including approximately $1.3 billion of private assets at 7.89%.
The aggregate cost of money for annuity liabilities of 1.81% in the first quarter of 2023 was up 5 basis points compared to the fourth quarter of 2022, in line with market costs. The cost of money in the both quarters reflect a minimal benefit from the over-hedging of index-linked credits.
FIA SALES INCREASE 23% FROM PRIOR SEQUENTIAL QUARTER
First quarter sales were $1,371 million, of which 70.3%, or $964 million, were in fixed index annuities. Total enterprise FIA sales increased 23.2% and 9.3% compared to fourth and first quarters of 2022, respectively. Compared to the fourth quarter of 2022, FIA sales at American Equity Life in the Independent Marketing Organization (IMO) channel increased 15.5%, while Eagle Life FIA sales through banks and broker-dealers rose 56.8%.
Backed by our new flow reinsurance agreement with 26North Re, which became effective February 8th, total enterprise multi-year fixed rate annuity sales were $404 million in the first quarter.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
The forward-looking statements in this release or that American Equity uses on its conference call, such as ability, aim, anticipate, assume, become, believe, building, can, commit, constructive, confident, continue, could, drive, estimate, expect, exposure, forward, future, goal, grow, guidance, intend, likely, look to, maintain, may, might, model, opportunity, outlook, over time, plan, potential, prepare, project, ramp, remain risk, scenario, see, should, signal, strategy, tail wind, target, test, to be, toward, trends, uncertainty, will, would, and their derivative forms and similar words, as well as any projections of future results, are based on assumptions and expectations that involve risks and uncertainties, including the "Risk Factors" the company describes in its U.S. Securities and Exchange Commission filings. The Company's future results could differ, and it has no obligation to correct or update any of these statements.

CONFERENCE CALL
American Equity will hold a conference call to discuss first quarter 2023 earnings on Tuesday, May 9, at 10:00 a.m. CT.
The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the webcast may register to access it on our IR website at https://ir.american-equity.com. An audio replay will also be available via the same link on our website shortly after the completion of the call for 30 days.
The call may also be accessed by telephone. Investors and interested parties may register for the call with the form available at this link, and upon submission (and via follow-up email) will receive the dial-in number and a unique PIN to access the call. Registration is available now or any time up to and during the time of the call. Registration is also available by visiting our IR website at https://ir.american-equity.com.

ABOUT AMERICAN EQUITY
At American Equity Investment Life Holding Company, our policyholders work with over 40,000 independent agents and advisors affiliated with independent market organizations (IMOs), banks and broker-dealers through our wholly-owned operating subsidiaries Advisors and agents choose one of our leading annuity products best suited for their clients' personal needs to create financial dignity in retirement. To deliver on its promises to policyholders, American Equity has re-framed its investment focus — building a stronger emphasis on insurance liability driven asset allocation and specializing in alternate, private asset management while partnering with world renowned, public fixed income asset managers. American Equity is headquartered in West Des Moines, Iowa with additional offices in Charlotte, NC and New York, NY. For more information, please visit www.american-equity.com.

1    Use of non-GAAP financial measures is discussed in this release in the tables that follow the text of the release.
2    Notable items reflect the after-tax increase (decrease) to non-GAAP operating income (loss) available to common stockholders for certain matters where more detail may help investors better understand, evaluate, and forecast results. Notable items are further discussed in the tables that follow the text of the release.
3    Non-trendable items are the impact of investment yield – additional prepayment income and cost of money effect of over (under) hedging as shown in our March 31, 2023 financial supplement on page 10, “Spread Results”.
4    For the purposes of this document, all references to sales are on a gross basis. Gross sales is defined as sales before the use of reinsurance.

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American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

Consolidated Statements of Operations

	Three Months Ended March 31,
	2023	2022
Revenues:
Premiums and other considerations	$4,137	$10,078
Annuity product charges	62,591	52,355
Net investment income	561,323	567,423
Change in fair value of derivatives	45,890	(477,519)
Net realized losses on investments	(27,787)	(13,127)
Other revenue	16,394	8,817
Total revenues	662,548	148,027

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	7,208	13,615
Interest sensitive and index product benefits	57,911	287,917
Market risk benefits (gains) losses	183,694	191,893
Amortization of deferred sales inducements	46,601	45,085
Change in fair value of embedded derivatives	404,440	(1,393,649)
Interest expense on notes and loan payable	11,018	6,425
Interest expense on subordinated debentures	1,336	1,317
Amortization of deferred policy acquisition costs	68,235	72,969
Other operating costs and expenses	74,004	57,795
Total benefits and expenses	854,447	(716,633)
Income (loss) before income taxes	(191,899)	864,660
Income tax expense (benefit)	(36,008)	185,195
Net income (loss)	(155,891)	679,465
Less: Net income available to noncontrolling interests	103	—
Net income (loss) available to American Equity Investment Life Holding Company stockholders	(155,994)	679,465
Less: Preferred stock dividends	10,919	10,919
Net income (loss) available to American Equity Investment Life Holding Company common stockholders	$(166,913)	$668,546

Earnings (loss) per common share	$(2.00)	$6.90
Earnings (loss) per common share - assuming dilution	$(2.00)	$6.83

Weighted average common shares outstanding (in thousands):
Earnings (loss) per common share	83,417	96,866
Earnings (loss) per common share - assuming dilution	83,417	97,953

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

NON-GAAP FINANCIAL MEASURES
In addition to net income (loss) available to common stockholders, we have consistently utilized non-GAAP operating income available to common stockholders and non-GAAP operating income available to common stockholders per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Non-GAAP operating income available to common stockholders equals net income (loss) available to common stockholders adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations, and we believe measures excluding their impact are useful in analyzing operating trends. The most significant adjustments to arrive at non-GAAP operating income available to common stockholders eliminate the impact of fair value accounting for our fixed index annuity business. These adjustments are not economic in nature but rather impact the timing of reported results. We believe the combined presentation and evaluation of non-GAAP operating income available to common stockholders together with net income (loss) available to common stockholders provides information that may enhance an investor’s understanding of our underlying results and profitability.
Reconciliation from Net Income (Loss) Available to Common Stockholders to Non-GAAP Operating Income Available to Common Stockholders

	Three Months Ended March 31,
	2023	2022
Net income (loss) available to American Equity Investment Life Holding Company common stockholders	$(166,913)	$668,546
Adjustments to arrive at non-GAAP operating income available to common stockholders:
Net realized losses on financial assets, including credit losses	24,384	13,725
Change in fair value of derivatives and embedded derivatives	206,202	(847,207)
Capital markets impact on the change in fair value of market risk benefits	136,950	118,913
Net investment income	(2,491)	—
Other revenue	5,969	—
Income taxes	(79,765)	153,090
Non-GAAP operating income available to common stockholders	$124,336	$107,067
Impact of excluding notable items (a)	$9,566	$—

Per common share - assuming dilution:
Net income (loss) available to American Equity Investment Life Holding Company common stockholders	$(2.00)	$6.83
Adjustments to arrive at non-GAAP operating income available to common stockholders:
Anti-dilutive impact for losses (b)	0.03	—
Net realized losses on financial assets, including credit losses	0.29	0.14
Change in fair value of derivatives and embedded derivatives	2.43	(8.65)
Capital markets impact on the change in fair value of market risk benefits	1.62	1.21
Net investment income	(0.03)	—
Other revenue	0.07	—
Income taxes	(0.94)	1.56
Non-GAAP operating income available to common stockholders	$1.47	$1.09
Impact of excluding notable items (a)	$0.11	$—
Notable Items

	Three Months Ended March 31,
	2023	2022
Notable items impacting non-GAAP operating income available to common stockholders:
Expense associated with strategic incentive award	$9,566	$—
Total notable items (a)	$9,566	$—
(a)Notable items reflect the after-tax increase (decrease) to non-GAAP operating income (loss) available to common stockholders for certain matters where more detail may help investors better understand, evaluate, and forecast results.
For the three months ended March 31, 2023, non-GAAP operating income available to common stockholders would increase $9.6 million if we were to exclude the impact of notable items.
(b)For periods with a loss, dilutive shares were not included in the calculation as inclusion of such shares would have an anti-dilutive effect.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except share and per share data)
Book Value per Common Share

Q1 2023
Total stockholders’ equity attributable to American Equity Investment Life Holding Company	$2,605,485
Equity available to preferred stockholders (a)	(700,000)
Total common stockholders' equity (b)	1,905,485
Accumulated other comprehensive (income) loss (AOCI)	3,036,429
Total common stockholders’ equity excluding AOCI (b)	4,941,914
Net impact of fair value accounting for derivatives and embedded derivatives	(1,735,943)
Net capital markets impact on the fair value of market risk benefits	(247,806)
Total common stockholders’ equity excluding AOCI and the net impact of fair value accounting for fixed index annuities (b)	$2,958,165

Common shares outstanding	77,753,194

Book Value per Common Share: (c)
Book value per common share	$24.51
Book value per common share excluding AOCI (b)	$63.56
Book value per common share excluding AOCI and the net impact of fair value accounting for fixed index annuities (b)	$38.05
(a)Equity available to preferred stockholders is equal to the redemption value of outstanding preferred stock plus share dividends declared but not yet issued.
(b)Total common stockholders' equity, total common stockholders' equity excluding AOCI and total common stockholders' equity excluding AOCI and the net impact of fair value accounting for fixed index annuities, non-GAAP financial measures, exclude equity available to preferred stockholders. Total common stockholders’ equity and book value per common share excluding AOCI, non-GAAP financial measures, are based on common stockholders’ equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale securities, we believe these non-GAAP financial measures provide useful supplemental information. Total common stockholders' equity and book value per common share excluding AOCI and the net impact of fair value accounting for fixed index annuities, non-GAAP financial measures, are based on common stockholders' equity excluding AOCI and the net impact of fair value accounting for fixed index annuities. Since the net impact of fair value accounting for our fixed index annuity business is not economic in nature but rather impact the timing of reported results, we believe these non-GAAP financial measures provide useful supplemental information.
(c)Book value per common share including and excluding AOCI and book value per common share excluding AOCI and the net impact of fair value accounting for fixed index annuities are calculated as total common stockholders’ equity, total common stockholders’ equity excluding AOCI and total common stockholders' equity excluding AOCI and the net impact of fair value accounting for fixed index annuities divided by the total number of shares of common stock outstanding.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands)

NON-GAAP FINANCIAL MEASURES
Average Common Stockholders' Equity and Return on Average Common Stockholders' Equity
Return on average common stockholders' equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on average common stockholders' equity is calculated by dividing net income available to common stockholders, for the trailing twelve months, by average equity available to common stockholders. Non-GAAP operating return on average common stockholders' equity excluding average accumulated other comprehensive income (AOCI) and average net impact of fair value accounting for fixed index annuities is calculated by dividing non-GAAP operating income available to common stockholders, for the trailing twelve months, by average common stockholders' equity excluding average AOCI and average net impact of fair value accounting for fixed index annuities. We exclude AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments. We exclude the net impact of fair value accounting for fixed index annuities as the amounts are not economic in nature but rather impact the timing of reported results.

Twelve Months Ended
March 31, 2023
Average Common Stockholders' Equity Attributable to American Equity Investment Life Holding Company, Excluding Average AOCI and Average Net Impact of Fair Value Accounting for Fixed Index Annuities
Average total stockholders’ equity	$4,162,215
Average equity available to preferred stockholders	(700,000)
Average equity available to common stockholders	3,462,215
Average AOCI	1,304,970
Average common stockholders' equity excluding average AOCI	4,767,185
Average net impact of fair value accounting for derivatives and embedded derivatives	(1,393,594)
Average net capital markets impact on the fair value of market risk benefits	(223,214)
Average common stockholders' equity excluding average AOCI and average net impact of fair value accounting for fixed index annuities	$3,150,377

Net income available to American Equity Investment Life Holding Company common stockholders	$1,041,085
Adjustments to arrive at non-GAAP operating income available to common stockholders:
Net realized losses on financial assets, including credit losses	58,923
Change in fair value of derivatives and embedded derivatives	(495,796)
Capital markets impact on the change in fair value of market risk benefits	(375,580)
Net investment income	(1,015)
Other revenue	11,938
Income taxes	168,983
Non-GAAP operating income available to common stockholders	$408,538
Impact of excluding notable items (a)	$191,456

Return on Average Common Stockholders' Equity Attributable to American Equity Investment Life Holding Company
Net income available to common stockholders	30.1%

Return on Average Common Stockholders' Equity Attributable to American Equity Investment Life Holding Company, Excluding Average AOCI and Average Net Impact of Fair Value Accounting for Fixed Index Annuities
Non-GAAP operating income available to common stockholders	13.0%

Notable Items	Twelve Months Ended
March 31, 2023
Notable items impacting non-GAAP operating income available to common stockholders:
Expense associated with strategic incentive award	$9,566
Impact of actuarial assumption updates	181,890
Total notable items (a)	$191,456
(a)Notable items reflect the after-tax increase (decrease) to non-GAAP operating income (loss) available to common stockholders for certain matters where more detail may help investors better understand, evaluate, and forecast results.